Contact:

Anita Ho
Acting Chief Financial Officer
Alliance Fiber Optic Products, Inc.
Phone: 408-736-6900 x168                                                                                                      July 25, 2007

AFOP REPORTS 2nd QUARTER 2007 RESULTS
WITH 39% REVENUE GROWTH AND RECORD PROFITS

Sunnyvale, CA July 25, 2007 — Alliance Fiber Optic Products, Inc. (NASDAQ CM: AFOP), an innovative supplier of fiber optic components, subsystems and integrated modules for the optical network equipment market, today reported its financial results for the second quarter ended June 30, 2007.

Revenues for the second quarter of 2007 totaled $8,701,000, a 39% increase from revenues of $6,252,000 recorded in the second quarter of 2006 and 30% increase compared with revenue of $6,701,000 for the first quarter of 2007. The Company recorded a net profit for the second quarter of 2007 of $864,000, or $0.02 per share, significantly improved over $0.00 per share of the second quarter of 2006. This compares to a net profit for the first quarter of 2007 of $389,000, or $0.01 per share.

Included in the net profit for the quarter ended June 30, 2007 was $103,000 of stock-based compensation charges under FAS 123(R). Included in expenses for the quarter ended June 30, 2006 and the first quarter of 2007 were $32,000 and $124,000 of stock-based compensation charges under SFAS 123(R), respectively.

Peter Chang, President and Chief Executive Officer, commented, “We are very pleased with the financial progress made in the quarter ended June 30, 2007. In addition to 39% revenue growth compared with the year ago quarter, the second quarter of 2007 marked an important milestone in AFOP quarterly financial history AFOP generated record operating profits of $375,000 and record net profits of $864,000 in the quarter ended June 30, 2007. Both are improved considerably compared with either the first quarter of 2007 or the year ago quarter.”

“We believe our performance in revenue growth and profitability improvement reflects increasing demand from key customers, solid progress in product development, and continued improvement of our operations. Our balance sheet remains strong, with cash and cash equivalents increasing by almost $1 million in the second quarter of 2007 to over $32 million.”

“Based on input from our customers and current backlog, we expect that revenues in the quarter ended September 30, 2007, will be above $9 million. Additionally, with our continuing focus on operational efficiencies, we believe profitability in the second half of 2007 will continue to improve.” concluded Mr. Chang.

Conference Call

Management will host a conference call at 1:30 p.m. Pacific Time on July 25 , 2007 to discuss AFOP’s second quarter 2007 financial results. To participate in AFOP’s conference call, please call 877-407-9210 at least ten minutes prior to the call in order for the operator to connect you. The confirmation number for the call is 249079. AFOP will also provide a live webcast of its second quarter 2007 conference call at AFOP’s website: www.afop.com. An audio replay will be available until August 1, 2007. The dial in for the replay is 877-660-6853. The replay pass-codes (account # 286; conference ID#: 249079) are both required for the replay.

About AFOP

Founded in 1995, Alliance Fiber Optic Products, Inc. designs, manufactures and markets a broad range of high performance fiber optic components and integrated modules. AFOP’s products are used by leading and emerging communications equipment manufacturers to deliver optical networking systems to the long-haul, enterprise, metropolitan and last mile access segments of the communications network. AFOP offers a broad product line of passive optical components including interconnect systems, couplers and splitters, thin film DWDM components and modules, fixed and variable optical attenuators, and depolarizers. AFOP is headquartered in Sunnyvale, California, with manufacturing and product development capabilities in the United States, Taiwan and China. AFOP’s website is located at http://www.afop.com.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to our future prospects, our ability to control expenses, our ability to improve operational efficiencies, our order trends and customer demand, our product development progress, and future revenue growth and profitability, are forward looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, but not limited to, general economic conditions and trends, the impact of competitive products and pricing, timely introduction of new technologies, timely design acceptance by our customers, the acceptance of new products and technologies by our customers, customer demand, the timing of customer orders, loss of key customers, ability to ramp new products into volume production, industry-wide shifts in supply and demand for optical components and modules, industry overcapacity, failure of cost control initiatives, financial stability in foreign markets, and other risks detailed from time to time in our SEC reports, including AFOP’s Form 10-Q for the quarter ended March 31, 2007. These forward-looking statements speak only as of the date hereof. AFOP disclaims any intention or obligation to update or revise any forward-looking statements.

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	Jun. 30, 2007	Dec. 31, 2006
ASSETS
Current assets:
Cash and short-term investments	$32,186	$31,178
Accounts receivable	5,184	4,009
Inventories	5,226	4,465
Other current assets	614	601

Total current assets	43,210	40,253
Property and equipment, net	4,217	4,264
Other assets	178	176

Total assets	$47,605	$44,693

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,873	$2,950
Accrued expenses and other liabilities	2,999	2,909

Total current liabilities	6,872	5,859
Long-term liability	904	930

Total liabilities	7,776	6,789
Stockholders' equity	39,829	37,904

Total liabilities and stockholders' equity	$47,605	$44,693

ALLIANCE FIBER OPTIC PRODUCTS, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Six Months Ended
	Jun. 30, 2007	Mar. 31, 2007	Jun. 30, 2006	Jun. 30, 2007	Jun. 30, 2006
Revenues	$8,701	$6,701	$6,252	$15,402	$11,473
Cost of revenues	5,929	4,602	4,621	10,531	8,505

Gross profit	2,772	2,099	1,631	4,871	2,968

Operating expenses:
Research and development	848	689	708	1,537	1,467
Sales and marketing	634	569	555	1,203	1,141
General and administrative	915	861	720	1,776	1,483

Total operating expenses	2,397	2,119	1,983	4,516	4,091

Income (loss) from operations	375	(20)	(352)	355	(1,123)
Interest and other income, net	489	409	371	898	769

Net income (loss)	$864	$389	$19	$1,253	$(354)

Net income (loss) per share
Basic	$0.02	$0.01	$0.00	$0.03	$(0.01)
Diluted	$0.02	$0.01	$0.00	$0.03	$(0.01)

Shares used in per share calculation:
Basic	40,825	40,539	40,086	40,706	39,930
Diluted	45,608	44,664	40,086	45,489	39,930

Included in costs and expenses above:
Stock based compensation charges
Cost of revenue	$41	$51	$9	$92	$32
Research and development	17	20	6	37	20
Sales and marketing	12	12	4	24	16
General and administrative	33	41	13	74	41

Total	$103	$124	$32	$227	$109